Your Immediate Attention is Requested

The Hatteras Limited Partner Meeting has been adjourned until June 6, 2008. As of the date of this reminder mailing, we have not yet received your vote.

YOUR VOTE is very important to the outcome of this meeting! Please take a few moments to send us your instructions today.

You may use any of the following easy methods to electronically cast your vote:

1.	By Internet. Follow the instructions on the enclosed ballot to record your vote via the internet at www.proxyweb.com.

Or

2.	By Touch-tone Phone. Follow the instructions on the enclosed ballot to phone in your vote using our toll-free automated system.

YOUR VOTE IS IMPORTANT! PLEASE VOTE TODAY!